Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)
SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	457(o)	—	$—	$—	$—	$—
	Equity	Preferred stock, par value $0.0000025 per share	457(o)	—	—	—	—	—
	Debt	Debt securities	457(o)			—	—	—
	Other	Warrants	457(o)			—	—	—
	Other	Units	457(o)			—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf(1)	457(o)	—	—	1,000,000,000	0.0000927	92,700
		Total Offering Amounts				$1,000,000,000		$92,700
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$92,700
(1)The amount to be registered consists of up to $1,000,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants and/or units. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered also include an indeterminate number or amount, as the case may be, of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder or pursuant to the anti-dilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.
(3)Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.